EXHIBIT 5

ARNALL GOLDEN GREGORY LLP
171 17th Street
Suite 2100
Atlanta, GA 30363

WRITER’S DIRECT DIAL NUMBER
404.873.8500
WRITER'S DIRECT FACSIMILE NUMBER
404.873.8501

February 22, 2005

Sysco Corporation
1390 Enclave Parkway
Houston, Texas 77077-2099

      RE: Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to the Sysco Corporation (“SYSCO”) in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed by SYSCO with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of 23.5 million shares of common stock, $1.00 par value (the “Shares”), which may be issued upon exercise of options granted by SYSCO under SYSCO’s 2004 Stock Option Plan (the “2004 Plan”).

        In so acting, we have examined and relied upon such records, documents and other instruments as in our judgment we deemed necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

        Based on the foregoing, we are of the opinion that the Shares, when issued and delivered in the manner and on the terms described in the Registration Statement and in the 2004 Plan, will be legally issued, fully paid and non-assessable.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Interests of Named Experts and Counsel” contained therein. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder.

Very truly yours,

/s/ ARNALL GOLDEN GREGORY LLP
ARNALL GOLDEN GREGORY LLP